EXHIBIT 10.1

VENDOR AGREEMENT

This Vendor Agreement (“Agreement”) is entered into as of October 14, 2009 (“Contract Date”) and effective as of the Effective Date (as defined in the Recitals below) by and among GE Commercial Distribution Finance Corporation (“CDF”), Arctic Cat Sales Inc. (“ACSI”) and Arctic Cat Inc. (“AC”) (ACSI and AC shall be referred to herein, unless otherwise noted, individually and collectively as “Vendor”).

RECITALS

(a)                                  Vendor is a manufacturer or distributor that sells inventory to various dealers and/or distributors (each, a “Dealer”) for subsequent resale; and

(b)                                 Vendor currently has in place a Dealer inventory financing program with Textron Financial Corporation and/or Textron Inc. (collectively, “Textron”) and on or about the Contract Date will give notice or otherwise agree with Textron to terminate such agreement on its renewal date (January 20, 2010) or earlier , and this Agreement, together with all obligations, terms and conditions herein, shall become effective (the “Effective Date”) upon the later of (i) the effective date of the termination of such agreement with Textron, and (ii) satisfaction of the conditions in Section 17 hereof; and

(c)                                  Any and all inventory sold and/or distributed by Vendor prior to, on or after the Effective Date of this Agreement, including but not limited to inventory which is the subject of the Purchased Accounts (as defined below) shall be defined herein as “Inventory”; and

(d)                                 CDF provides or may provide inventory financing services to Dealers of Vendor; and

(e)                                  Accounts receivable either purchased by CDF from Textron or paid off by CDF to Textron, and representing amounts which Dealers owe for financing which Textron extended to such Dealers with respect to Inventory prior to the Effective Date, shall be defined herein as “Purchased Accounts”; and

(f)                                    In order to promote Vendor’s sale of Inventory to its Dealers, Vendor has requested that CDF provide financing to its Dealers and has agreed to enter into this Agreement to induce CDF to provide such financing.

NOW, THEREFORE, to induce CDF to extend financing to Vendor’s Dealers, Vendor and CDF agree as follows:

1.                                       Representations and Warranties.

A.                                   Whenever a Dealer requests the shipment of Inventory from ACSI and that CDF finance such Inventory, ACSI may deliver to CDF one or more invoices describing the Inventory.  By delivery of an invoice relating to Inventory (for the avoidance of doubt, including but not limited to any Purchased Accounts and the inventory related to such accounts), ACSI represents, warrants and covenants to CDF as follows:

(a)                                  The invoice issued by ACSI represents a valid obligation of Dealer, is legally enforceable according to its terms, relates to a bona fide sale of Inventory by ACSI to Dealer, as requested by Dealer, and is not subject to any claim, setoff or defense to payment by Dealer; and that Dealer requested that its acquisition of the Inventory be financed by CDF.

(b)                                 ACSI will transfer to Dealer all of its right, title and interest in and to the Inventory so described, contingent only upon CDF’s approval to finance the transaction.

(c)                                  ACSI’s title to the Inventory will be free and clear of all liens and encumbrances when transferred to Dealer.

(d)                                 The Inventory is in new (meaning (i) not previously sold at retail or (ii) not registered or titled in any state) and unused condition (excepting for normal wear and tear incidental to demonstration as approved by CDF); it is of the kind, quality and condition represented or warranted to Dealer; it meets or exceeds all applicable federal, state and local safety, construction and other standards; and, if it is a type of Inventory customarily crated or boxed, such crate or box is factory sealed; and the Inventory is in salable condition suitable for ordinary retail sale.

If ACSI breaches any of the above representations, warranties or covenants, ACSI will immediately (i) pay to CDF an amount equal to the total unpaid principal balance  and any finance charges owed to CDF on all Inventory related to the breach, and (ii) reimburse CDF for all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by CDF as a result of the breach.

B.                                     Vendor also represents, warrants and covenants to CDF as follows:

(a)                                  Due Organization; Authority.  Vendor is and will continue to be duly organized, validly existing and in good standing under the laws of the state of its formation, is and will continue to be duly qualified and licensed to do business in every jurisdiction where such qualification or licensing is necessary to carry out its obligations under this Agreement and has and will continue to have the power, authority and legal right to enter into and perform its obligations under this Agreement.

(b)                                 Due Authorization; Enforceability.  This Agreement has been duly authorized, executed and delivered by Vendor and, assuming due authorization, execution and delivery by Vendor, constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

(c)                                  No Violation.  The execution and delivery of this Agreement does not, and the performance by Vendor of its obligations hereunder will not (i) constitute or create a breach of any agreement to which Vendor is a party, (ii) violate or conflict with any provision of its charter or by-laws or other organizational documents, or any law, governmental rule or regulation, judgment or order applicable to it, or any provision of any indenture, mortgage, contract or other instrument to which it is a party or by which it or its property is bound, (iii) constitute a default under any credit facility or agreement to which it is a party or by which it or its property is bound, or (iv) require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal or state governmental authority or agency (including any local governmental authority or agency) or other third party, except as have been duly obtained, given or accomplished and are in full force and effect.

2.                                       Inventory Financing.  CDF will only be bound to finance Inventory with respect to which CDF has agreed to finance in the exercise of its sole discretion  and then only if:  (a) ACSI delivers to CDF an invoice, acceptable in form and content to CDF, relating to CDF’s agreement/approval within thirty (30) days after CDF issues its agreement/approval; (b) ACSI ships the Inventory to the respective Dealer not more than ten (10) days before or not more than three (3) days after the date of the invoice/EDI transmission relating to such Inventory; and (c) CDF has not revoked its agreement/acceptance before the shipment of the Inventory to Dealer (prior to funding an approval CDF shall have the right to cancel an approval upon oral or written notice to ACSI at any time prior to shipment).  If ACSI fails to satisfy any of the foregoing conditions, CDF shall not be obligated to finance the Inventory, even though CDF may have previously agreed to finance such Inventory. Without limiting the generality of the foregoing, if CDF has not advanced funds with respect to any approval by the date such approval expires, or by such date as CDF and ACSI may have otherwise agreed to, then any invoice relating to such approval shall be deemed not received by CDF and CDF shall have no obligation to finance such invoice. With respect to invoices which satisfy the above conditions CDF shall pay ACSI the amount of the invoice, subject to the terms of the financing program then in effect between ACSI and CDF. CDF may deduct, setoff, withhold and or apply any sums or payments due from Vendor to CDF under this Agreement, any guaranty or due from Vendor to CDF under any other agreement, against any sums due from CDF to Vendor from any advance to be made by CDF against any invoice.

3.                                       Purchase of Inventory.  Whenever CDF deems it necessary in its sole discretion to repossess or if CDF otherwise comes into possession, actual or constructive, of any Inventory in which it has a security interest or other lien, including but not limited to any Inventory acquired by a Dealer in replacement of Inventory previously held by Dealer, ACSI will purchase such Inventory from CDF at the time of CDF’s repossession or other acquisition of possession thereof in accordance with the following terms and conditions:

(a)                                  ACSI will purchase such Inventory, regardless of its condition, at the point where CDF repossesses it or where it otherwise comes into CDF’s possession;

(b)                                 The purchase price ACSI will pay to CDF for such Inventory will be due and payable immediately in full, and will be an amount equal to the total unpaid principal balance owed to CDF with respect to such Inventory;

(c)                                  ACSI shall not assert or obtain any interest in or to any Inventory acquired by ACSI until the purchase price therefor is paid in full;

(d)                                 If an invoice delivered to CDF by ACSI does not identify the Inventory covered thereby by serial number, but only by model number, and ACSI cannot prove to CDF’s reasonable satisfaction that an item of Inventory is covered by a particular invoice, then for purposes of determining the age or price of an item of Inventory under this Agreement, the item of Inventory shall be deemed to be covered by the most recent invoice which has an item with the same model number as the item of Inventory tendered for purchase by ACSI;

(e)                                  ACSI hereby agrees that in the event that CDF refinances Inventory for a Dealer by means of a buyout of a Dealer’s debt from another financing source or otherwise, such Inventory shall be subject to purchase by ACSI pursuant to the terms of this Agreement notwithstanding the fact that CDF did not finance the initial purchase of such Inventory by Dealer from ACSI;

(f)                                    The aggregate repurchase obligations for ACSI for Inventory pursuant to Sections 3 and 4 of this Agreement shall not exceed the Repurchase Cap per any consecutive twelve-month period with the first period beginning on the Effective Date. “Repurchase Cap” as used herein shall mean the greater of (i) Sixty Million Dollars ($60,000,000.00) or (ii) twenty percent (20%) of the ANR (as defined below) of all Dealers for the prior consecutive twelve-month period with the first period beginning on the Effective Date. Notwithstanding anything contained herein to the contrary, the repurchase terms agreed to by ACSI contained in this Agreement are in addition to (and do not limit) the loss sharing and recourse and other obligations of Vendor to CDF hereunder, under any Guaranty referenced in Section 17 below or under any other agreement with CDF. Therefore, any amount payable by Vendor under the loss sharing and recourse terms set forth in Section 5 below, any Guaranty referenced in Section 17 below or under any other agreement with CDF shall not be included or considered as payment(s) by Vendor for purposes of the Repurchase Cap; and

(g)                                 “ANR” as used in this Agreement shall be defined as follows: with respect to any calendar year shall be determined as of December 31 of each calendar year by aggregating the Monthly ADB (as defined below) for each calendar month in such calendar year and dividing such aggregate amount by 12 (the number of calendar months in a year).  ANR for any calendar year in which this financing program for ACSI’s Dealers as described herein shall be terminated or which is less than a full 365 day year (each such calendar year is referred to herein as a “short year”) shall be calculated by aggregating the Monthly ADB (as defined below) for each calendar month in such short year and dividing such aggregate amount by the number of calendar months in such short year).  The Repurchase Cap, Gross Margin Income (as described in the Program Terms Letter referenced in Section 17) and the “rebate” (as described in Section 5.1 of this Agreement), if any, for any short year shall be prorated accordingly.  “Monthly ADB” with respect to any calendar month shall be determined by aggregating the total outstanding principal amount owing to CDF from all Dealers with respect to the financing program for ACSI’s Dealers as described herein (as determined on a managed basis without regard for securitization) for each day during such calendar month and dividing such aggregate amount by the number of days in such calendar month.

4.                                       Additional Terms of Purchase.  In addition to ACSI’s obligations set forth above, if CDF at any time repossesses or otherwise comes into possession of any Inventory from a Dealer who received the Inventory from a third party and not directly from ACSI, ACSI shall purchase such Inventory from CDF on demand, in accordance with the terms set forth above in Section 3; provided, however, that with respect to any Inventory (excluding Purchased Accounts and the inventory related to such accounts):  (a) CDF will first request such third party to purchase such Inventory from CDF; and (b) if such third party fails to immediately purchase such Inventory from CDF, ACSI shall immediately purchase such Inventory and pay CDF a purchase price therefor in an amount equal to the total unpaid principal balance  owed to CDF  with respect to such Inventory and all costs and expenses (including, without limitation, reasonable attorneys’ fees) paid or incurred by CDF in connection with its repossession of such Inventory.

5.                                       Loss Sharing and Recourse.

5.1                                 ACSI unconditionally and absolutely guaranties repayment to CDF of (i) fifty percent (50%) of all losses incurred by CDF ( disregarding  securitization) with respect to all current and future Dealer Liabilities (as defined below) which do not exceed one percent (1%) of Dealers’ combined average outstandings with CDF for each twelve (12) month period with the first twelve month period beginning on the Effective Date, and (ii) one hundred percent (100%) of all losses incurred by CDF (disregarding  securitization) with respect to all current and future Dealer Liabilities which do exceed one percent (1%) of Dealers’ combined average outstandings with CDF for such twelve (12) month period; provided that ACSI’s liability for any such losses pursuant to this Section 5.1(ii)  exceeding such one percent (1%) shall not be greater than Ten Million Dollars ($10,000,000.00) during any such twelve (12) month period. For purposes of clarity, ACSI’s liability pursuant to this Section 5.1(i) shall not be counted towards the cap described in this Section 5.1(ii).  “Dealer Liabilities” as used in this Section 5 shall mean (a) all indebtedness of any nature of any Dealer  (excluding Tracker Marine Retail, LLC) owed to CDF (as determined on a managed basis without regard for securitization) whether existing or arising hereafter with respect to Inventory, whether for principal, interest, fees, expenses, reimbursement obligations or otherwise (as determined on a managed basis without regard for securitization) and (b) all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by CDF in attempting to collect such indebtedness from any Dealer. ACSI will immediately pay to CDF the amount of the guarantied Dealer Liabilities upon receipt of notice from CDF that such Dealer Liabilities exist with respect to any Dealer.  ACSI’s guaranty under this Section 5 is a guaranty of payment and not of collection.   If for any calendar year (beginning with calendar year 2010), CDF’s respective share of the aggregate annual loss with respect to the financing program for ACSI’s Dealers (excluding Tracker Marine Retail, LLC) as described herein (as determined on a managed basis without regard for securitization) is less than 0.50% of ANR  (as defined above), after giving effect to the loss sharing to be contributed by ACSI for such calendar year, then the difference between CDF’s respective share of such annual loss amount and 0.50% of ANR for such calendar year will be shared evenly with the ACSI within 60 days of such calendar year’s year-end.  The loss and the ANR for any year during which this Vendor Agreement shall be in effect for only a part of such calendar year shall be prorated.  All determinations of applicable losses shall be based upon CDF’s internally calculated profit and loss report, with respect to the financing program for ACSI’s Dealers as described herein, as determined by CDF in its sole discretion in accordance with its then current internal cost allocation and accounting policies and procedures, which policies and procedures may change from time to time. Notwithstanding anything contained herein to the contrary, Tracker Marine Retail, LLC shall not be included in any of the calculations set forth in this Section 5.1.

5.2                                 ACSI’s obligations hereunder shall be unconditional, irrespective of, at any time, (i) the invalidity or unenforceability of the Dealer Liabilities or any agreement or instrument relating to any of the Dealer Liabilities (collectively, the “Transaction Documents”), (ii) any law, regulation or order in effect in any jurisdiction affecting any of the terms or the rights of CDF with respect to the Dealer Liabilities or the Transaction Documents, (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Dealer Liabilities, or any other amendment or waiver of or any consent to departure from any Transaction Document, (iv) the absence of any attempt to collect the Dealer Liabilities from Dealer or from any other person primarily or secondarily liable with respect to the Dealer Liabilities or of any attempt to realize upon any security interest securing the Dealer Liabilities, (v) any exchange, release, non-perfection or other impairment of any security interest securing the Dealer Liabilities or other security, (vi) any release of or settlement with any Dealer or other obligor with respect to the Dealer Liabilities or any release or amendment or waiver of or consent to departure from any other guaranty of the Dealer Liabilities, (vii) CDF’s acceptance at any time of any additional collateral, guarantees or other credit support relating to the Dealer Liabilities, (viii) any dispute between CDF and any Dealer, or any termination of credit to any Dealer or modification of the terms thereof, (ix) the disallowance in bankruptcy or other proceedings of all or any part of CDF’s claim against any Dealer or any other person liable for any Dealer Liabilities, and (x) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Dealer, a guarantor or a surety.

5.3                                 This guaranty will not be released, discharged or affected by the impairment, sale or other disposition of any collateral that is security for the Dealer Liabilities which any Dealer owes to CDF.  ACSI will pay CDF the amount of such Dealer Liabilities even if CDF has not (i) notified the applicable Dealer that it is in default, or (ii) exercised any of CDF’s rights or remedies against such Dealer, any other person or any current or future collateral.  If any Dealer hereafter undergoes any change in its ownership, identity or organizational structure, this guaranty will extend to all current and future obligations which such new or changed legal entity owes to CDF.  ACSI irrevocably waives any right of notice of the number and amount of advances made by CDF to any Dealer in reliance on this guaranty and any claim or action against any Dealer; all rights of offset against CDF or Dealer; and all defenses to the enforceability of this guaranty (including, without limitation, fraudulent inducement).  ACSI further waives all defenses based on suretyship or impairment of collateral and defenses which any Dealer may assert on the underlying Dealer Liabilities, including, but not limited to, breach of warranty, fraud, payment of disputed amounts, statute of frauds, bankruptcy, statute of limitations, lender liability and deceptive trade practices.

5.4                                 No delay on the part of CDF in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by CDF of any right or remedy shall preclude any further exercise thereof.  No modification, waiver or amendment of any of the provisions of this Section 5 shall be binding upon CDF except as expressly set forth in a writing duly signed on CDF’s behalf by any authorized officer or agent of CDF and delivered by CDF to ACSI.  CDF’s failure at any time to require strict performance by ACSI of any of the provisions contained in this Section 5 shall not waive, affect or diminish any right of CDF at any time to demand strict performance therewith.

5.5                                 To the extent that ACSI or any Dealer makes any payment to CDF or CDF enforces any security interests or exercises any rights of setoff with respect to the Dealer Liabilities, and such payment or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.  Notwithstanding anything in this Section 5 to the contrary, the right of recovery against ACSI under this Section 5 is limited to the extent it is judicially determined with respect to ACSI that entering into this guaranty would violate Section 548 of the United States Bankruptcy Code or any comparable federal, state or other laws relating to fraudulent transfers or the like, in which case ACSI shall be liable under this Section 5 only for amounts aggregating up to the largest amount that would not render ACSI’s obligations under this Section 5 subject to avoidance under Section 548 of the United States Bankruptcy Code or any such comparable laws.

5.6                                 Notwithstanding anything contained herein to the contrary, the loss sharing and recourse terms agreed to by ACSI in this Agreement are in addition to (and do not limit) the repurchase and other obligations of Vendor to CDF hereunder, under any Guaranty referenced in Section 17 below or under any other agreement with CDF.  Therefore, any amount payable by Vendor under the Repurchase Cap, any Guaranty referenced in Section 17 below or under any other agreement with CDF shall not be included or considered as payment(s) by Vendor for purposes of the cap set forth in this Section 5.

6.                                       Exclusivity.  During the term of this Agreement, which includes the initial term and any additional terms thereafter, Vendor agrees to the following:

(a)                                  Vendor will not, directly or through its affiliates, enter into, consummate, or otherwise arrange for any Vendor supported (monetary or otherwise) special, preferred, private label, joint venture, business combination, contractual arrangement, partnership, strategic alliance or other legal or business relationship with any person or entity other than CDF for the purpose (whether exclusive, primary or otherwise) of operating or promoting any type of wholesale financing program to its Dealers in the United States;

(b)                                 Vendor will use its best effort to encourage Dealers to use CDF as their financing source with respect to any purchase of Inventory;

(c)                                  Vendor  will market,  support and promote CDF’s wholesale financing program to Dealers; and

(d)                                 Vendor will not refer any Dealers in the United States who wish to obtain financing for the purchase of Inventory to, nor support any Special Programs (as defined below) with, any financing source other than CDF.  As used herein “Special Programs” means any manufacturer paid free flooring or other program in which Vendor pays all or any portion of a Dealer’s financing obligation to a Dealer’s financing source or provides any other incentive, discount or credit support to or for the benefit of a Dealer in connection with such Dealer’s obtaining financing through a financing source in connection with the purchase of inventory in the United States.

7.                                       Confidentiality.  Each party to this Agreement shall, and shall cause its officers, directors, managers, employees, representatives, agents and affiliates to, keep any nonpublic information regarding the other party or its affiliates which the other party or any of its affiliates designates as confidential and furnishes or discloses to such party, any nonpublic information concerning the formation and operation of the relationship between the parties pursuant to this Agreement, and any other nonpublic information relating to the performance by the parties or any of their affiliates, strictly confidential and not disclose any such information to any person or entity (except for such party’s financial and legal advisors, lenders and accountants to the extent deemed necessary by such party; provided that each party to whom such confidential information is disclosed shall be advised of and instructed to comply with the terms of this Section 7 and except that such information may be disclosed to a potential acquirer of CDF or any of its affiliates in accordance with a confidentiality agreement that prohibits third party disclosure or use thereof in a manner detrimental to Vendor), or use any such information in any business of such party or any affiliate of such party unrelated to the arrangement described herein.  In addition, for two (2) years following termination of this Agreement, CDF and Vendor shall, and shall cause their officers, directors, managers, employees, representatives, agents and affiliates to, keep the information systems and other technology of the other party strictly confidential and not disclose such information systems and technology to any person or entity, except as contemplated by this Agreement.  Notwithstanding the foregoing, a party shall be under no obligation to keep confidential (i) information which is known to the receiving party prior to receipt thereof from the disclosing party, (ii) information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 7, (iii) information disclosed to a party by a third party having the right to disclose such information to such party, (iv) information which any nationally recognized statistical rating organization may reasonably request in connection with its rating of Vendor, CDF or any of their affiliates, (v) information which any lender, insurer, insurance broker or related party may reasonably request in connection with providing lending or insurance services to Vendor, CDF or any of their affiliates, (vi) information which a party is legally compelled to disclose or requested to disclose by any regulatory or self-regulatory official, body or organization (including any securities exchange on which securities of Vendor, CDF or any of their affiliates may be listed from time to time); provided that each party agrees to use all reasonable efforts to notify the other party of any legal requirement to disclose sufficiently in advance of the disclosure to permit the other party to challenge the legal requirement or (vii) information which a party reasonably believes is necessary or appropriate for disclosure in connection with the preparation of such party’s or its affiliates’ financial statements in accordance with GAAP or such party’s or its affiliates’ reports required to be filed with the Securities and Exchange Commission.  Notwithstanding the foregoing, each party may disclose otherwise confidential information to its affiliates and any such affiliate may use such confidential information in connection with its business, as long as such use is not inconsistent with the obligations of such party or such affiliate under this Agreement, to the extent such disclosure and use is not prohibited by any agreement with any dealer, distributor or other commercial customer of Vendor or CDF, as the case may be, or any other third party or by law or regulation.

8.                                       Extension of Time; Waivers.  CDF may extend the time a Dealer in default has to fulfill its obligations to CDF without notice to Vendor and without altering Vendor’s obligations hereunder.  Vendor waives any rights it may have to notice of nonpayment, nonperformance, dishonor, the amount of indebtedness of a Dealer outstanding at any time, any legal proceeding against a Dealer, and any other demands and notices except as required by law, and any rights it may have to require CDF to proceed against a Dealer or the Inventory or to pursue any other remedy in CDF’s power.  Vendor’s liability to CDF is direct and unconditional and will not be affected by any change in the terms of payment or performance of any agreement between CDF and Dealer, or the release, settlement or compromise of or with any party liable for the payment or performance thereof, or the release or non-perfection of any security interest granted CDF in any agreement between CDF and Dealer, or any change in Dealer’s financial condition, or the interruption of business relations between CDF and Dealer, or any other defense available to a surety.

9.                                       Additional Vendor Covenants.  Vendor covenants as follows:

(a)                                  All Inventory financed by CDF (for the avoidance of doubt, including but not limited to any Purchased Accounts and the inventory related to such accounts) shall be subject to applicable product warranties of Vendor, and Vendor agrees to perform, or cause to be performed, all repairs, modifications and/or other acts required by Vendor pursuant to such product warranties.  All expenses of performance under this section shall be paid by Vendor.

(b)                                 If ACSI accepts the return from a Dealer of any Inventory financed by CDF (for the avoidance of doubt, including but not limited to any Purchased Accounts and the inventory related to such accounts), whether such acceptance or return is voluntary or otherwise, and whether or not any substitution is made for such returned Inventory, ACSI will reimburse CDF for the total unpaid principal balance owed to CDF with respect to the related invoice , within thirty (30) days after the return.  If Dealer is entitled to the payment by ACSI of any rebates, reserves or incentives, ACSI shall advise CDF of the amount and nature of the payment and shall obtain CDF’s approval (as long as this does not violate any law or agreement or offset opportunity (between Dealer and ACSI) applicable to ACSI) (which will not be unreasonably withheld) prior to remitting such funds to Dealer.

(c)                                  Vendor shall provide CDF with AC’s (1) year-end balance sheet and annual profit and loss statement for each of its fiscal years prepared in accordance with generally accepted accounting principles, consistently applied, within 20 days after the same are prepared but in no event later than 90 days after the end of each fiscal year,  (2) within forty-five (45) days after the end of each of AC’s fiscal quarters, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering AC’s operations for such quarter, and (3) at least thirty (30) days after the end of AC’s fiscal year end, financial projections covering AC’s upcoming fiscal year; provided, however, the financial information described in the foregoing clauses (1) and (2) need not be provided if available to CDF on the website of the Securities and Exchange Commission.

(d)                                 Vendor covenants and agrees that so long as (i) the Agreement remains in effect, (ii) there remains any potential liability with respect to any financial transactions entered into by CDF with any Dealer prior to the effective date of the termination, including, without limitation, transactions that will not be completed until after the effective date of termination, or (iii) any other obligations of Vendor remains outstanding, AC shall maintain a minimum Tangible Net Worth of not less than One Hundred Twenty-Five Million Dollars ($125,000,000.00), as of quarter ending June 30, 2009, and each successive fiscal quarter end thereafter. “Tangible Net Worth” as used herein shall mean as of any date the sum of AC’s (a) net worth (i.e., total assets minus liabilities) as reflected on each of its last twelve-month fiscal financial statements that are filed with the SEC, (b) net earnings since the end of the fiscal year covered by such financial statements, both after provision for taxes and with inventory determined on a first in, first out basis, (c) debts owed to any guarantor, affiliate or employee of AC which are fully subordinated to CDF’s satisfaction (“Subordinated Debt”), less the sum of AC’s (i) intangible assets, including, without limitation, unamortized leasehold improvements, goodwill, franchises, licenses, patents, tradenames, copyrights, service marks, brand names, and covenants not to compete, (ii) prepaid expenses, (iii) franchise fees, (iv) notes, accounts receivable and other amounts which are owed to it by any guarantor, affiliate or employee of AC or

Guarantor, (v) losses since the end of the fiscal year covered by such financial statements and (vi) interest in the cash surrender value of any officer’s or shareholder’s life insurance policies.

(e)                                  Beginning on September 30, 2009, and each successive fiscal quarter-end thereafter as described below, AC will achieve EBITDA for each period shown below of not less than the amounts set forth below:

fiscal quarter ending September 30, 2009                           equal to or greater than $22 million

fiscal quarter ending December 31, 2009                              equal to or greater than $7 million

fiscal quarter ending March 31, 2010                                                  equal to or greater than $(7.25) million

CDF shall determine and thereafter provide AC with financial covenants applicable for fiscal quarter ending June 30, 2010 and thereafter using financial projections covering AC’s upcoming fiscal year as described in Section 9(c).

“EBITDA” means, for any period of calculation, the net income of AC before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included):  (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which AC has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by AC in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to AC; (D) the earnings of any entity to which any assets of AC shall have been sold, transferred or disposed of, or into which AC shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of AC; and (F) non-operating losses arising from the sale of capital assets during such period.

(f)                                    Beginning on September 30, 2009, and each successive fiscal quarter-end thereafter as described below, AC shall maintain a “minimum liquidity”, which shall be defined as all cash and, without duplication, Cash Equivalents, plus “Working Capital Revolver Availability”, of not less than the amounts set forth below:

fiscal quarter ending September 30, 2009                           equal to or greater than $10 million

fiscal quarter ending December 31, 2009                              equal to or greater than $10 million

fiscal quarter ending March 31, 2010                                                  equal to or greater than $15 million

CDF shall determine and thereafter provide AC with financial covenants applicable for fiscal quarter ending June 30, 2010 and thereafter using financial projections coveringAC’s upcoming fiscal year as described in Section 9(c).

“Cash Equivalents” shall mean investments in (i) interest-bearing United States government obligations; (ii) certificates of deposit issued by any commercial bank chartered under the Laws of the United States or any state thereof which has capital and surplus of not less than $500,000,000; (iii) prime commercial paper rated A1 or better by Standard and Poor’s Corporation or Prime P 1 or better by Moody’s Investor Service, Inc.; (iv) agreements involving the sale to AC of United States government securities and their guarantied repurchase the next business day by a commercial bank chartered under the Laws of the United States or any state thereof which has capital and surplus of not less than $500,000,000;  (v) time deposits with any commercial bank chartered under the Laws of the United States or any state thereof which has capital and surplus of not less than $500,000,000; (vi) money market accounts at either a commercial bank chartered under the Laws of the United States or any state thereof which has capital and surplus of not less than $500,000,000, or a securities firm which has capital and surplus of not less than $500,000,000; or (vii) municipal variable rate demand obligations supported by a letter of credit issued by  any commercial bank chartered under the Laws of the United States or any state thereof which has capital and surplus of not less than $500,000,000.

“Working Capital Revolver Availability” shall mean, as of any date, the maximum amount available for borrowing under AC’s agreement for a working capital line of credit with a bank, less any outstanding loans, reserves and deductions thereunder.

(g)                                 The sale by Vendor of all Inventory financed by CDF (for the avoidance of doubt, including but not limited to any Purchased Accounts and the inventory related to such accounts), and the underlying transaction related thereto, shall comply with all applicable laws, rules, regulations and orders of all governmental bodies having jurisdiction over such transaction, including but not limited to, all relevant trade controls requirements, requirements issued by the U.S. Office of Foreign Asset Control (“OFAC”), the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) or the U.S. State Department’s Directorate of Defense Trade Controls (“DDTC”), and no such sale or transaction shall involve dealings between Vendor and any person or entity that a U.S. company would be prohibited from dealing with under any laws or regulations of the United States. In addition to any other right that CDF may have under this Section or any other Section of this Agreement, any breach by Vendor of the provisions of this subsection shall require Vendor to indemnify and hold CDF harmless from any and all costs, damages, judgments, penalties, sanctions or expenses that may be imposed upon, or incurred by, CDF as a result of CDF’s financing of any item of Inventory relating to the sale or transaction which is the subject of such breach by Vendor.

10.                                 Expenses; Release of Information.  Vendor will pay all of CDF’s expenses (including, but not limited to, court costs, arbitration fees and reasonable attorneys’ fees) if CDF is required or elects to enforce its rights against Vendor.  Vendor will release to CDF any credit, financial or other information on any Dealer upon each request by CDF.  Vendor will immediately notify CDF if Vendor reasonably believes that a Dealer has violated the terms of any franchise, permission, license or right to sell or deal in the Inventory.

11.                                 Invoices.  Invoices submitted to CDF by Vendor should indicate that the Inventory is “Sold to (Name of Dealer)” and “Financed by GE Commercial Distribution Finance Corporation”.  In no event shall CDF be deemed to be the purchaser of any Inventory.

12.                                 Successors and Assigns; Benefited Parties.  This Agreement will be binding upon and inure to the benefit of CDF’s successors and assigns.  Vendor cannot assign this Agreement without CDF’s prior written consent.  CDF may perform or cause to be performed any or all of its obligations hereunder by any of its subsidiaries and/or affiliated companies. Vendor’s obligations under this Agreement inure to the benefit of any of CDF’s subsidiaries and/or affiliated companies.  This Agreement is not intended, nor shall it be deemed to, directly or indirectly, benefit any person or entity, including any Dealer, who is not a party hereto.

13.                                 Events of Default.  The occurrence of any of the following events shall be deemed an “Event of Default” under this Agreement:  (a) Vendor’s failure to pay when due any amount owed CDF hereunder or under any other agreement between CDF and Vendor; (b) any representation made by Vendor to CDF shall not be true when made or Vendor shall fail to perform or observe any covenant, warranty, term or provision hereunder or under any other agreement between CDF and Vendor (and with respect to any breach of Sections 9(d), 9(e) or 9(f) above shall not have been cured within ninety (90) days after notice by CDF to Vendor of such breach by achieving full compliance for the next fiscal quarter); (c) any termination or impairment of any guaranty of Vendor’s obligations hereunder or of any guaranty provided by Vendor, including but not limited to the Guaranty referenced in Section 17; (d) Vendor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable; (e) Vendor ceases or suspends business; (f) Vendor makes a general assignment for the benefit of creditors; (g) Vendor becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law; (h) any receiver is appointed for any assets of Vendor; (i) Vendor sells, transfers or assigns all or substantially all of its assets; (j) Vendor merges its business with another business, regardless of whether Vendor is the surviving entity;  (k) Vendor shall fail to maintain the Letter of Credit Addendum and the Irrevocable Standby Letter of Credit in the amount and under the terms as described in Section 17; (l)  failure to maintain, and provide CDF evidence to its satisfaction that, a working capital line of credit with a commitment no shorter than the initial term of this Agreement and in an amount sufficient to meet the financial covenant set forth in Section 9(f) above is in effect for AC; (m) breach the terms of any arrangement or agreement with any other lender; or (n) there is any material adverse change in Vendor’s financial condition.

14.                                 Remedies Upon Default.  Upon the occurrence of any Event of Default (and after any applicable cure period as provided in Section 13), CDF shall have the right, at CDF’s option, to immediately exercise one or more of the following remedies: (a) refuse to extend any further financing to Dealers; (b) terminate the Agreement; and/or (c) exercise any other rights it may have under applicable law.

15.                                 Term and Termination.                  The term of this Agreement shall begin on the Effective Date set forth above and shall continue, unless earlier terminated pursuant to Section 14 or by mutual agreement of the parties, until October 14, 2011 and thereafter, unless earlier terminated pursuant to Section 14 or by mutual agreement of the parties, shall be extended automatically for additional one-year terms unless at least twelve (12) months prior to the expiration of the initial or any additional term thereof (as applicable) either party gives written notice to the other party of its intention not to extend the term of this Agreement. Notwithstanding anything contained herein to the contrary, CDF may terminate this Agreement immediately if an Event of Default has occurred.  In any event, no termination of this Agreement will affect (a) any of Vendor’s (or its assignee’s, whether permitted or unpermitted) liability with respect to any financial transactions entered into by CDF with any Dealer prior to the effective date of the termination, including, without limitation, transactions that will not be completed until after the effective date of termination, or (b) any other obligations of Vendor outstanding on the effective date of such termination.

16.                                 Miscellaneous.

(a)                                  Scope of Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and all prior writings, discussions and/or agreements are superseded by, and merged into, the terms and provisions of this Agreement.  No modification or amendment to this Agreement shall be valid or binding unless reduced to writing and executed by the parties hereto.  Notwithstanding the foregoing, the parties acknowledge that there may be other agreements between them covering related matters such as collateral support, financing program terms, manufacturer sponsored rate programs, interest free period programs and electronic invoice transmission terms (any or all of which terms may be set forth in a terms letter executed in connection herewith and may be revised from time to time without necessitating an amendment to this Agreement) which shall continue in full force and effect.  This Agreement shall not be deemed to create, or intend, a joint venture, partnership, or agency relationship between Vendor and CDF.

(b)                                 Late Payment; Collection Costs.  Any amounts not paid by Vendor when due under this Agreement shall accrue interest at the rate of 1.5% per month until paid in full.  Vendor further agrees to pay all reasonable out of pocket costs and expenses, including attorneys’ fees, actually incurred by CDF in enforcing any of the provisions of this Agreement.

(c)                                  Change in Vendor’s Status; Waiver of Acceptance.  Vendor will notify CDF of any change in its name or business structure.  Vendor waives notice of CDF’s acceptance of this Agreement.

(d)                                 Survival.  Notwithstanding any termination of this Agreement, (a) Section 1(B), Section 7, Section 16(b), Section 16 (f), Section 16(h), Section 18, Section 19, Section 20, Section 21, the last sentence of Section 2, and the last sentence of Section 15 shall survive any such termination and (b) any outstanding payment obligations of any party, and all provisions of this Agreement relating to payment thereof, including but not limited to Section 3, Section 4 and Section 5 shall survive any such termination until all such payment obligations are paid in full.

(e)                                  Force Majeure.  CDF shall be excused for failure to perform any obligation hereunder to the extent that such failure is directly or indirectly caused by acts of God; national emergency; disruptions of or adverse change in financial, banking or capital markets conditions; labor dispute; software, equipment or electrical malfunction; transportation delays; telecommunication failures; or any other event or circumstance beyond the reasonable control of CDF, but only until the cessation of such event or circumstance, or until any such failure or damage is corrected such that CDF is then able to perform such obligation.  In the event that CDF’s performance hereunder is affected by such an event or circumstance, CDF shall promptly notify the Vendor of same, giving reasonably full particulars thereof and, insofar as known, the probable extent to which it will be unable to perform, or will be delayed in performing, its obligations hereunder, and CDF shall use reasonable efforts to remove such force majeure.

(f)                                    Other.  If at any time any one or more of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  CDF’s failure to exercise any rights granted hereunder shall not operate as a waiver of those rights.  The rights of CDF under this Agreement are cumulative, may be exercised as often as it considers appropriate, and are in addition to its rights under applicable law. Section headings herein are for convenience of reference only and shall not limit the scope of any provisions hereof.  This Agreement shall be interpreted without presumption for or against the drafter of all or any part of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g)                                 Fax; Counterparts.  This Agreement may be validly executed and delivered by fax or other electronic transmission and in one or more counterpart signature pages.

(h)                                 Joint and Several Liability.    Each Vendor shall be jointly and severally liable with each other for the full and punctual payment and performance when due, whether upon demand, at maturity or earlier by reason of acceleration or otherwise, and at all times thereafter, of all obligations owing to CDF hereunder (“Indebtedness”), including without limitation all obligations relating to any representations, warranties and covenants of each other to CDF and all other Indebtedness of each other, whether before, during or after any bankruptcy proceeding involving any Vendor.

17.                                 Conditions Precedent.  This Agreement shall not become effective until each of the following conditions have been satisfied:

(a)                                  Arctic Cat Sales Inc. has executed and delivered to CDF a Program Terms Letter in the form of Exhibit A attached hereto;

(b)                                 Arctic Cat Inc. has executed and delivered to CDF a Guaranty in the form of Exhibit B attached hereto;

(c)                                  Arctic Cat Sales Inc. has executed and delivered to CDF a Guaranty in the form of Exhibit C attached hereto:

(d)                                 Arctic Cat Inc. has delivered to CDF an executed Letter of Credit Addendum and an Irrevocable Standby Letter of Credit in the amount of Ten Million Dollars ($10,000,000.00) from a bank acceptable to CDF and in the form of Exhibit D hereto; and

(e)                                  Vendor must provide CDF evidence to its satisfaction that a working capital line of credit with a commitment no shorter than the initial term of this Agreement and in an amount sufficient to meet the financial covenant set forth in Section 9(f) above is in effect forAC.

18.                                 Limitation of Remedies and Damages. In the event there is any dispute under this Agreement, the aggrieved party shall not be entitled to exemplary or punitive damages so that the aggrieved party’s remedy in connection with any action arising under or in any way related to this Agreement shall be limited to a breach of contract action and any damages in connection therewith are limited to actual and direct damages, except that CDF may seek equitable relief in connection with any judicial repossession of, or temporary restraining order with respect to, the Inventory.

19.                                 BINDING ARBITRATION.

Any controversy or claim arising out of or relating to this Agreement, the relationship resulting in or from this Agreement, the breach of any duties hereunder or any other relationship, transaction or dealing between the parties (collectively “Disputes”) will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of either:

(a) The American Arbitration Association (“AAA”); or (b) United States Arbitration & Mediation (“USA&M”).  Any arbitration proceeding must be instituted, with respect to any Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident.  Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.  Notwithstanding the foregoing, this limitations provision will be suspended temporarily as of the date any of the following events occur with respect to Dealer or either party hereto and will not resume until the date the Dealer or either party hereto is no longer subject to:  (i) bankruptcy, (ii) receivership, (iii) any proceeding regarding an assignment for the benefit of creditors, or (iv) any legal proceeding, civil or criminal, which prohibits Dealer or either party from foreclosing any interest it might have in the collateral of the other party.  The party first filing an arbitration claim shall designate which arbitration forum and rules are to be applied for all disputes between the parties.  The arbitration rules are found at www.adr.org for AAA, and at www.usam-midwest.com for USA&M.  AAA claims may be filed in any AAA office.  Claims filed with USA&M shall be filed in its Midwest office located at 720 Olive Street, Suite 2020, St. Louis, Missouri 63101.  Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed Fifteen Thousand Dollars ($15,000) in the aggregate in a court of competent jurisdiction.  Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to CDF at 5595 Trillium Boulevard, Hoffman Estates, Illinois. 60192, Attention:  General Counsel; and (b) to any other party at the address specified herein; or such other address as the parties may specify from time to time in writing.  The parties agree that all arbitrators selected will be attorneys with at least five (5) years secured transactions experience.  A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and attorneys’ fees.  Each party hereby consents to a documentary hearing for all arbitration claims, by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents.  However, arbitration claims will be submitted by way of an oral hearing, if any party requests an oral hearing within forty (40) days after service of the claim, and that party remits the appropriate deposit for AAA’s fees and arbitrator compensation within ten (10) days of making the request.  Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator on documents and such party’s waiver of its request for oral hearing. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which AAA or USA&M maintains a regional office that is closest to Vendor.  Any award rendered by the arbitrator(s) may be entered as a judgment or order and confirmed or enforced by either party in any state or federal court having competent jurisdiction thereof.  Nothing herein will be construed to prevent CDF’s or Vendor’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Inventory for any current or future debt owed by either party to the other.  Any such action or remedy will not waive CDF’s or Vendor’s right to compel arbitration of any Dispute.  The non-prevailing party will pay all of the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing party in any arbitration proceeding.  If either party brings or appeals any judicial action to vacate or modify any award rendered pursuant to arbitration or opposes the confirmation of such award and the party bringing or appealing such action or opposing confirmation of such award does not prevail, such party will pay all of the costs and expenses (including, without limitation, court costs, arbitrators fees and expenses and attorneys’ fees) incurred by the other party in defending such action.  Additionally, if either party brings any action for judicial relief in the first instance without pursuing arbitration prior thereto, the party bringing such action for judicial relief will be liable for and will immediately pay to the other party all of the other party’s costs and expenses (including, without limitation, court costs and attorneys’ fees) to stay or dismiss such judicial action and/or remove it to arbitration.  The failure of either party to exercise any rights granted hereunder shall not operate as a waiver of any of those rights. This Agreement concerns transactions involving commerce among the several states.  The arbitrators will not be empowered to award exemplary or punitive damages.  The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein.  If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The agreement to arbitrate will survive termination of this Agreement.

20.                               JURY TRIAL WAIVER; CONSENT TO JURISDICTION; PUNITIVE DAMAGE WAIVER. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. VENDOR AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. SIMILARLY, IF THIS AGREEMENT OR A PARTICULAR DISPUTE HEREUNDER IS NOT SUBJECT TO ARBITRATION, VENDOR HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN ILLINOIS AND WAIVES ANY OBJECTION WHICH VENDOR MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT. VENDOR HEREBY WAIVES ANY RIGHT TO PUNITIVE DAMAGES OF ANY KIND AGAINST CDF IN ANY PROCEEDING OR AWARD, WHETHER IN ARBITRATION OR LITIGATION.

21.                               GOVERNING LAW. THE LAWS OF THE STATE OF ILLINOIS WILL GOVERN THIS AGREEMENT AND ALL TRANSACTIONS HEREUNDER AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS; PROVIDED, HOWEVER, THAT THE FEDERAL ARBITRATION ACT

(“FAA”), TO THE EXTENT INCONSISTENT, WILL SUPERSEDE THE LAWS OF SUCH STATE AND GOVERN ALL ARBITRATION PROCEEDINGS HEREUNDER.

THIS AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER

AND PUNITIVE DAMAGE WAIVER PROVISIONS

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

Arctic Cat Inc.

By:	/s/ TIMOTHY C. DELMORE
Print Name:	Timothy C. Delmore
Title:	Chief Financial Officer

Address for Notices:

505 North Highway 169, Suite 1000
Plymouth, MN 55441

Arctic Cat Sales Inc.

By:	/S/ TIMOTHY C. DELMORE
Print Name:	Timothy C. Delmore
Title:	Chief Financial Officer

Address for Notices:

505 North Highway 169, Suite 1000
Plymouth, MN 55441

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ PETER K. LANNON
Print Name:	Peter K. Lannon
Title:	Managing Director

Address for Notices:
5595 Trillium Boulevard
Hoffman Estates, IL 60192
Attn: Credit Department